Exhibit 23.2

[John T. Boyd Company Letterhead]

CONSENT OF JOHN T. BOYD COMPANY

We hereby consent to the reference to our firm in the Prospectus contained in the Registration Statement on Form S-1 of U.S. Silica Holdings, Inc. and any amendments thereto. We hereby further consent to the use of the information contained in our reserve audit, dated July 13, 2011, relating to estimates of reserves of U.S. Silica Holdings, Inc. and its subsidiaries in the Registration Statement, and to the reference to us under the heading “Experts.”

John T. Boyd Company

By:	/s/ Ronald L. Lewis

Ronald L. Lewis
Managing Director and Chief Operating Officer

Dated:	July 14, 2011